EXHIBIT 99.1
NEWS RELEASE
Historic Drought Conditions Impact Fuel Cost Adjustment in October
TVA Encourages Energy Saving Steps to Help Lower Future Power Bills
     Historic drought conditions across the Tennessee Valley during the past seven months have cut TVA’s least expensive generation resource, hydropower, by more than 40 percent. The period of January through July is among the driest on record in 118 years.
     The drought is the key reason for the increase in the fuel cost adjustment effective Oct. 1, which TVA announced today. The October adjustment in rates allows TVA to recover higher than anticipated fuel and purchased power costs this past spring that were related to drought conditions, and it also reflects continued drought impacts that are expected throughout the fall.
     The FCA for the three-month period of October through December is slightly more than four-tenths of a cent per kilowatt-hour, or 0.432 cents. The impact will vary across the Valley, but residential consumers can expect an increase ranging from about $3 to $6 in their monthly bills.
     “Extremely dry conditions across the Tennessee Valley this year have reduced our hydro generation by more than 40 percent, driving our fuel and purchased power costs higher than we planned,” said TVA President and CEO Tom Kilgore. “We are working hard to manage our resources and costs during these extraordinary conditions, but there is no way for us to avoid buying more power to offset the significant loss of hydro production.”
     The FCA is a routine quarterly rate adjustment that TVA uses to help manage the volatility of fuel and purchased power costs. It allows TVA to reconcile its forecasts for fuel and purchased power costs with the actual costs.
     The adjustment is part of consumer power bills and can be a charge or a credit, depending on quarterly increases or decreases in fuel and purchased power costs. A variety of factors, which TVA cannot control, affect fuel and purchased power costs, including the weather and changes in market prices for various fuels. Many utilities, including most of those neighboring TVA’s service area, use similar mechanisms to adjust their rates.

     As a result of the drought conditions, the levels of upstream tributary reservoirs on the Tennessee River system are an average of 19 feet below normal, leaving very little water to operate the hydroelectric plants. Water levels in the main river reservoirs are near normal because TVA must allow for navigation, maintain water quality, protect aquatic habitat and ensure an adequate water supply.
     Kilgore said the current situation illustrates a critical need for a comprehensive approach to meet the growing power demand in the Valley.
     “Energy efficiency and conservation play a key role in that effort,” he said. “Consumers can help manage future electric bills by taking a few simple steps to improve energy conservation in their homes.”
     The time of day that electricity is used has a significant impact on the FCA amount consumers will see on their electric bills. TVA’s costs to produce power are highest between the hours of 2 p.m. and 8 p.m. when electricity demand is typically greatest. A few cost-saving steps Valley residents can take to help improve energy efficiency in their homes include:
•	Turn up cooling system thermostats from 75 to 78 degrees. Raise it even more when no one is home.
•	Avoid running dishwashers, washing machines and electric clothes dryers, between the hours of 2 p.m. and 8 p.m.
•	Use the “sleep mode” on computers.
•	Keep curtains closed on the south, east and west sides of the house during the day.
•	Use the microwave instead of a stove burner or oven for cooking.
•	Make sure your air-conditioner filter is changed regularly.
     TVA is the nation’s largest public power provider and is completely self-financing. TVA provides power to large industries and 158 power distributors that serve approximately 8.7 million consumers in seven southeastern states. TVA also manages the Tennessee River and its tributaries to provide multiple benefits, including flood damage reduction, navigation, water quality and recreation.

Media Contact:	TVA News Bureau, Knoxville (865) 632-6000
www.tva.com
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(Distributed: August 16, 2007)